PRESS RELEASE
COMCAST REPORTS 1st QUARTER 2025 RESULTS
PHILADELPHIA - April 24, 2025… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2025.
“We had strong financial results in the first quarter, growing Adjusted EPS mid-single digits and generating $5.4 billion of free cash flow while investing in our six growth businesses and returning $3.2 billion to shareholders," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. "Our connectivity businesses generated 4% revenue growth, fueling expansion in C&P EBITDA margins to 41.4%. We also achieved our highest wireless line additions in two years and have outperformed in Business Services with mid-single digit revenue and EBITDA growth and margins of roughly 57%. At the same time, momentum in streaming continues with 21% growth in Media EBITDA; and Theme Parks remain on an incredible growth trajectory. We could not be more excited for the grand opening of Epic Universe in Orlando next month and our plans to bring a new world-class theme park to the UK. With our significant free cash flow generation, disciplined approach to capital allocation and the strength of our diversified businesses, I am confident that we are well-positioned to navigate an evolving environment and capture future opportunities."

($ in millions, except per share data)
	1st Quarter
Consolidated Results	2025	2024	Change

Revenue	$29,887	$30,058	(0.6%)
Net Income Attributable to Comcast	$3,375	$3,857	(12.5%)
Adjusted Net Income[1]	$4,132	$4,171	(0.9%)
Adjusted EBITDA[2]	$9,532	$9,355	1.9%
Earnings per Share[3]	$0.89	$0.97	(7.7%)
Adjusted Earnings per Share[1]	$1.09	$1.04	4.5%
Net Cash Provided by Operating Activities	$8,294	$7,848	5.7%
Free Cash Flow[4]	$5,421	$4,538	19.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
1st Quarter 2025 Highlights:
•Consolidated Adjusted EBITDA Increased 1.9% to $9.5 Billion; Adjusted EPS Increased 4.5% to $1.09; Generated Free Cash Flow of $5.4 Billion
•Returned $3.2 Billion to Shareholders Through a Combination of $1.2 Billion in Dividend Payments and $2.0 Billion in Share Repurchases, Reducing Shares Outstanding by 5%
•At Connectivity & Platforms, Connectivity Revenue Increased 4.1% to $11.3 Billion, Reflecting Growth in Domestic Broadband, Domestic Wireless, International Connectivity and Business Services Connectivity
•Connectivity & Platforms Adjusted EBITDA Increased 1.5% to $8.3 Billion and Adjusted EBITDA Margin Increased 90 Basis Points to 41.4%. Excluding the Impact of Foreign Currency, Connectivity & Platforms Adjusted EBITDA Margin Increased 80 Basis Points
•Continued the Successful Execution of Our Domestic Network Upgrade and Expansion Strategy; Increased Our Converged Broadband and Wireless Footprint With 275,000 New Passings of Homes and Businesses in the First Quarter
•Media Adjusted EBITDA Increased 21% to $1.0 Billion, Driven by Peacock. Peacock Revenue Increased 16% to $1.2 Billion; Peacock Adjusted EBITDA Losses Improved by $424 Million Compared to the Prior Year Period
•Studios Adjusted EBITDA Increased 22% to $298 Million, Reflecting Strong Carryover from Wicked and Nosferatu
•Universal Epic Universe Debuts on May 22, 2025, as Our Most Ambitious Parks Experience Ever Created, Featuring Five Immersive Worlds and Over 50 Attractions That Will Transform Universal Orlando into a Premier Weeklong Destination. Recently Announced Our Intent to Build a Universal Theme Park and Resort in the United Kingdom and the August 2025 Opening Date for Universal Horror Unleashed in Las Vegas

1st Quarter Consolidated Financial Results
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Revenue was consistent with the prior year period. Net Income Attributable to Comcast decreased 12.5%. Adjusted Net Income was consistent with the prior year period. Adjusted EBITDA increased 1.9%.

Earnings per Share (EPS) decreased 7.7% to $0.89. Adjusted EPS increased 4.5% to $1.09.

Capital Expenditures decreased 14.4% to $2.3 billion. Connectivity & Platforms’ capital expenditures decreased 13.8% to $1.6 billion, primarily reflecting lower spending on customer premise equipment and scalable infrastructure. Content & Experiences' capital expenditures decreased 10.8% to $602 million, as we near completion of the construction of Epic Universe theme park in Orlando, which is scheduled to open on May 22, 2025.

Net Cash Provided by Operating Activities was $8.3 billion. Free Cash Flow was $5.4 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 56.2 million of its shares for $2.0 billion, resulting in a total return of capital to shareholders of $3.2 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	1st Quarter
	2025	2024	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,642	$17,868	(1.3%)	(1.0%)
Business Services Connectivity	2,496	2,407	3.7%	3.7%
Total Connectivity & Platforms Revenue	$20,138	$20,275	(0.7%)	(0.5%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,918	$6,852	1.0%	1.0%
Business Services Connectivity	1,422	1,366	4.1%	4.1%
Total Connectivity & Platforms Adjusted EBITDA	$8,340	$8,218	1.5%	1.5%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	39.2%	38.3%	90 bps	80 bps
Business Services Connectivity	57.0%	56.7%	30 bps	30 bps
Total Connectivity & Platforms Adjusted EBITDA Margin	41.4%	40.5%	90 bps	80 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Connectivity & Platforms was consistent with the prior year period. Adjusted EBITDA increased due to growth in both Residential Connectivity & Platforms Adjusted EBITDA and Business Services Adjusted EBITDA. Adjusted EBITDA margin increased to 41.4%.

(in thousands)			Net Additions / (Losses)

			1st Quarter
	1Q25	1Q24	2025	2024
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	30,969	31,555	(204)	(94)
International Residential Connectivity & Platforms Customer Relationships	17,800	17,782	(11)	(65)
Business Services Connectivity Customer Relationships	2,613	2,634	(13)	(7)
Total Connectivity & Platforms Customer Relationships	51,381	51,971	(228)	(166)

Domestic Broadband
Residential Customers	29,190	29,693	(183)	(55)
Business Customers	2,453	2,495	(17)	(10)
Total Domestic Broadband Customers	31,643	32,188	(199)	(65)

Total Domestic Wireless Lines	8,148	6,877	323	289

Total Domestic Video Customers	12,096	13,618	(427)	(487)

Total Customer Relationships for Connectivity & Platforms decreased by 228,000 to 51.4 million, primarily reflecting decreases in Residential Connectivity & Platforms customer relationships. Total domestic broadband customer net losses were 199,000, total domestic wireless line net additions were 323,000 and total domestic video customer net losses were 427,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	1st Quarter
	2025	2024	Change

Revenue
Domestic Broadband	$6,558	$6,446	1.7%	1.7%
Domestic Wireless	1,123	972	15.6%	15.6%
International Connectivity	1,132	1,033	9.5%	10.5%
Total Residential Connectivity	8,813	8,451	4.3%	4.4%
Video	6,718	7,104	(5.4%)	(5.1%)
Advertising	881	951	(7.4%)	(7.0%)
Other	1,230	1,362	(9.7%)	(9.5%)
Total Revenue	$17,642	$17,868	(1.3%)	(1.0%)

Operating Expenses
Programming	$4,107	$4,405	(6.8%)	(6.4%)
Non-Programming	6,617	6,611	0.1%	0.5%
Total Operating Expenses	$10,724	$11,016	(2.7%)	(2.3%)

Adjusted EBITDA	$6,918	$6,852	1.0%	1.0%
Adjusted EBITDA Margin	39.2%	38.3%	90 bps	80 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.
Beginning in the first quarter of 2025, commission revenue from the sale of certain direct to consumer (“DTC”) streaming services and revenue related to certain equipment are presented in video revenue. Previously, these amounts were presented in domestic broadband and international connectivity. Prior periods have been reclassified to reflect the current year presentation.

Revenue for Residential Connectivity & Platforms decreased compared to the prior year period, reflecting decreases in video, other and advertising revenue, partially offset by increases in domestic wireless, domestic broadband and international connectivity revenue. Domestic broadband revenue increased due to higher average rates. Domestic wireless revenue increased primarily due to an increase in the number of customer lines and device sales. International connectivity revenue increased due to increases in broadband revenue from higher average rates and in wireless revenue, reflecting higher sales of wireless services. Video revenue decreased due to a decline in the number of video customers, partially offset by an overall increase in average rates. Advertising revenue decreased due to lower international advertising and domestic political and nonpolitical advertising. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms increased due to lower operating expenses. Programming expenses decreased primarily due to a decline in the number of domestic video customers, partially offset by rate increases under our domestic programming contracts and an increase in programming expenses for our international sports networks. Non-programming expenses were consistent primarily reflecting an increase in direct product costs and marketing and promotion costs, offset by lower technical and support and customer service costs. Adjusted EBITDA margin increased to 39.2%.

Business Services Connectivity

($ in millions)				Constant Currency Change[5]
	1st Quarter
	2025	2024	Change

Revenue	$2,496	$2,407	3.7%	3.7%
Operating Expenses	1,074	1,041	3.1%	3.1%
Adjusted EBITDA	$1,422	$1,366	4.1%	4.1%
Adjusted EBITDA Margin	57.0%	56.7%	30 bps	30 bps

Change percentages represent year/year growth rates. The changes in Adjusted EBITDA margins are presented as year/year basis point changes in the rounded Adjusted EBITDA margins.

Revenue for Business Services Connectivity increased due to an increase in revenue from enterprise solutions offerings and an increase in revenue from small business customers driven by an increase in average rates due to higher adoption of our suite of advanced services.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in direct product costs. Adjusted EBITDA margin increased to 57.0%.

Content & Experiences

($ in millions)
	1st Quarter
	2025	2024	Change
Content & Experiences Revenue
Media	$6,440	$6,371	1.1%
Studios	2,826	2,743	3.0%
Theme Parks	1,876	1,979	(5.2%)
Headquarters & Other	11	12	(9.1%)
Eliminations	(697)	(731)	4.7%
Total Content & Experiences Revenue	$10,457	$10,374	0.8%

Content & Experiences Adjusted EBITDA
Media	$1,004	$827	21.5%
Studios	298	244	22.3%
Theme Parks	429	632	(32.1%)
Headquarters & Other	(255)	(243)	(4.7%)
Eliminations	14	33	(57.8%)
Total Content & Experiences Adjusted EBITDA	$1,490	$1,493	(0.1%)

Revenue for Content & Experiences was consistent compared to the prior year period primarily reflecting an increase in Studios and Media, offset by a decrease in Theme Parks. Adjusted EBITDA for Content & Experiences was consistent compared to the prior year period primarily due to a decline in Theme Parks, offset by growth in Media and Studios.

Media

($ in millions)
	1st Quarter
	2025	2024	Change
Revenue
Domestic Advertising	$1,886	$2,025	(6.8%)
Domestic Distribution	2,922	2,906	0.6%
International Networks	1,162	1,021	13.9%
Other	470	420	11.8%
Total Revenue	$6,440	$6,371	1.1%
Operating Expenses	5,436	5,545	(2.0%)
Adjusted EBITDA	$1,004	$827	21.5%

Revenue for Media increased primarily driven by higher international networks revenue, partially offset by lower domestic advertising revenue. Domestic advertising revenue decreased primarily due to lower revenue at our networks, partially offset by an increase in revenue at Peacock. Domestic distribution revenue was consistent primarily reflecting higher revenue at Peacock, offset by lower revenue at our networks. International networks revenue increased primarily due to an increase in revenue associated with the distribution of sports networks.

Adjusted EBITDA for Media increased due to lower operating expenses and higher revenue. The decrease in operating expenses was primarily due to lower sports programming costs at Peacock and our domestic television networks, mainly reflecting lower sports volumes compared to the prior year period, partially offset by higher content costs at our entertainment television networks and an increase in sports costs for our international networks. Media results include $1.2 billion of revenue and an Adjusted EBITDA6 loss of $215 million related to Peacock, compared to $1.1 billion of revenue and an Adjusted EBITDA6 loss of $639 million in the prior year period.

Studios

($ in millions)
	1st Quarter
	2025	2024	Change
Revenue
Content Licensing	$2,174	$2,101	3.5%
Theatrical	286	330	(13.3%)
Other	366	312	17.5%
Total Revenue	$2,826	$2,743	3.0%
Operating Expenses	2,528	2,499	1.2%
Adjusted EBITDA	$298	$244	22.3%

Revenue for Studios increased due to higher content licensing and other revenue, partially offset by lower theatrical revenue. Content licensing revenue increased primarily due to the timing of when content was made available by our film and television studios. Other revenue increased primarily driven by digital sales of Wicked. Theatrical revenue decreased primarily due to higher revenue from releases in the prior year period, including Kung Fu Panda 4 and Migration, compared to releases in the current quarter, including Dog Man, as well as the carryover benefit of Wicked and Nosferatu.

Adjusted EBITDA for Studios increased due to higher revenue, which more than offset higher operating expenses. Programming and production expenses increased, mainly driven by higher costs associated with content licensing sales this quarter compared to the prior year period. Marketing and promotion expenses decreased due to the timing of spending on recent and upcoming theatrical film releases.

Theme Parks

($ in millions)
	1st Quarter
	2025	2024	Change

Revenue	$1,876	$1,979	(5.2%)
Operating Expenses	1,447	1,347	7.5%
Adjusted EBITDA	$429	$632	(32.1%)

Revenue for Theme Parks decreased primarily due to lower revenue at our domestic theme parks, driven by lower guest attendance including the impact of the Hollywood wildfires.

Adjusted EBITDA for Theme Parks decreased, reflecting lower revenue and higher operating expenses, including around $100 million of pre-opening costs for Epic Universe ahead of the scheduled opening in May 2025.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the first quarter was $255 million, compared to a loss of $243 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $697 million, compared to $731 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $14 million, compared to a benefit of $33 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	1st Quarter
	2025	2024	Change
Corporate & Other
Revenue	$741	$767	(3.4%)
Operating Expenses	1,052	1,096	(4.0%)
Adjusted EBITDA	($311)	($329)	5.6%

Eliminations
Revenue	($1,449)	($1,358)	6.7%
Operating Expenses	(1,461)	(1,332)	9.7%
Adjusted EBITDA	$12	($26)	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo. Corporate & Other Adjusted EBITDA increased primarily due to an increase related to Sky operations in Germany.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, consistent with the prior year period, and Adjusted EBITDA eliminations were a benefit of $12 million compared to a loss of $26 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are presented on a consistent basis with the respective segments and disaggregated in accordance with GAAP.
Numerical information is presented on a rounded basis using actual amounts, unless otherwise noted. The change in Peacock paid subscribers is calculated using rounded paid subscriber amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, April 24, 2025, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available today, April 24, 2025, starting at 11:30 a.m. ET on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2025	2024
Revenue	$29,887	$30,058

Costs and expenses
Programming and production	8,415	8,823
Marketing and promotion	2,071	2,018
Other operating and administrative	9,893	9,857
Depreciation	2,231	2,175
Amortization	1,618	1,376
	24,228	24,248

Operating income	5,658	5,810

Interest expense	(1,050)	(1,002)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(194)	158
Realized and unrealized gains (losses) on equity securities, net	(24)	(51)
Other income (loss), net	102	191
	(116)	298

Income before income taxes	4,492	5,105

Income tax expense	(1,196)	(1,328)

Net income	3,296	3,777

Less: Net income (loss) attributable to noncontrolling interests	(79)	(79)

Net income attributable to Comcast Corporation	$3,375	$3,857

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.89	$0.97

Diluted weighted-average number of common shares	3,784	3,992

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2025	2024

OPERATING ACTIVITIES
Net income	$3,296	$3,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,849	3,551
Share-based compensation	382	373
Noncash interest expense (income), net	130	103
Net (gain) loss on investment activity and other	231	(164)
Deferred income taxes	(43)	(17)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	935	643
Film and television costs, net	(123)	124
Accounts payable and accrued expenses related to trade creditors	(35)	(446)
Other operating assets and liabilities	(327)	(97)

Net cash provided by operating activities	8,294	7,848

INVESTING ACTIVITIES
Capital expenditures	(2,252)	(2,630)
Cash paid for intangible assets	(622)	(679)
Construction of Universal Beijing Resort	(2)	(108)
Proceeds from sales of businesses and investments	43	274
Purchases of investments	(145)	(404)
Other	19	35

Net cash (used in) investing activities	(2,958)	(3,511)

FINANCING ACTIVITIES
Proceeds from borrowings	—	26
Repurchases and repayments of debt	(636)	(289)
Repurchases of common stock under repurchase program and employee plans	(2,240)	(2,664)
Dividends paid	(1,224)	(1,193)
Other	24	97

Net cash (used in) financing activities	(4,075)	(4,023)

Impact of foreign currency on cash, cash equivalents and restricted cash	14	(10)

Increase (decrease) in cash, cash equivalents and restricted cash	1,275	304

Cash, cash equivalents and restricted cash, beginning of period	7,377	6,282

Cash, cash equivalents and restricted cash, end of period	$8,652	$6,586

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31,	December 31,
	2025	2024
ASSETS

Current Assets
Cash and cash equivalents	$8,593	$7,322
Receivables, net	12,881	13,661
Other current assets	5,840	5,817
Total current assets	27,314	26,801

Film and television costs	12,774	12,541

Investments	8,524	8,647

Property and equipment, net	63,292	62,548

Goodwill	59,094	58,209

Franchise rights	59,365	59,365

Other intangible assets, net	24,943	25,599

Other noncurrent assets, net	12,464	12,501

	$267,770	$266,211

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,545	$11,321
Deferred revenue	3,766	3,507
Accrued expenses and other current liabilities	11,000	10,679
Current portion of debt	6,848	4,907
Advance on sale of investment	9,167	9,167
Total current liabilities	42,325	39,581

Noncurrent portion of debt	92,274	94,186

Deferred income taxes	25,136	25,227

Other noncurrent liabilities	20,735	20,942

Redeemable noncontrolling interests	244	237

Equity
Comcast Corporation shareholders' equity	86,638	85,560
Noncontrolling interests	418	477
Total equity	87,056	86,038

	$267,770	$266,211

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,

(in millions)	2025	2024
Net income attributable to Comcast Corporation	$3,375	$3,857
Net income (loss) attributable to noncontrolling interests	(79)	(79)
Income tax expense	1,196	1,328
Interest expense	1,050	1,002
Investment and other (income) loss, net	116	(298)
Depreciation	2,231	2,175
Amortization	1,618	1,376
Adjustments (1)	24	(6)
Adjusted EBITDA	$9,532	$9,355

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2025	2024
Net cash provided by operating activities	$8,294	$7,848
Capital expenditures	(2,252)	(2,630)
Cash paid for capitalized software and other intangible assets	(622)	(679)
Free Cash Flow	$5,421	$4,538

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2025	2024
Adjusted EBITDA	$9,532	$9,355
Capital expenditures	(2,252)	(2,630)
Cash paid for capitalized software and other intangible assets	(622)	(679)
Cash interest expense	(674)	(731)
Cash taxes	(400)	(349)
Changes in operating assets and liabilities	(636)	(940)
Noncash share-based compensation	382	373
Other (2)	90	140
Free Cash Flow	$5,421	$4,538

(1)
1st quarter 2025 Adjusted EBITDA excludes $22 million of other operating and administrative expenses associated with the proposed spin-off of businesses within our Media segment, and $3 million of other operating and administrative expenses related to our investment portfolio. 1st quarter 2024 Adjusted EBITDA excludes $(6) million of other operating and administrative expenses related to our investment portfolio.

(2)
1st quarter 2025 includes adjustments of $22 million of other operating and administrative expenses associated with the proposed spin-off of businesses within our Media segment and $3 million of other operating and administrative expenses related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA. 1st quarter 2024 includes adjustments of $(6) million of costs related to our investment portfolio, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended March 31,

	2025		2024
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,375	$0.89	$3,857	$0.97
Change	(12.5%)	(7.7%)

Amortization of acquisition-related intangible assets (1)	606	0.16	437	0.11
Investments (2)	132	0.03	(123)	(0.03)
Items affecting period-over-period comparability:
Costs related to proposed spin-off (3)	19	0.01	—	—

Adjusted Net income and Adjusted EPS	$4,132	$1.09	$4,171	$1.04
Change	(0.9%)	4.5%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended March 31,
	2025	2024
Amortization of acquisition-related intangible assets before income taxes	$789	$569
Amortization of acquisition-related intangible assets, net of tax	$606	$437
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended March 31,
	2025	2024
Realized and unrealized (gains) losses on equity securities, net	$24	$51
Equity in net (income) losses of investees, net and other	148	(215)
Investments before income taxes	172	(164)
Investments, net of tax	$132	($123)

(3)1st quarter 2025 net income attributable to Comcast Corporation includes $22 million of other operating and administrative expenses, $19 million net of tax, related to the proposed spin-off of businesses within our Media segment.

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended March 31, 2024

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,868	$(42)	$17,826
Business Services Connectivity	2,407	—	2,407
Total Connectivity & Platforms Revenue	$20,275	($43)	$20,233

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,852	($1)	$6,850
Business Services Connectivity	1,366	—	1,366
Total Connectivity & Platforms Adjusted EBITDA	$8,218	($1)	$8,216

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.3%	10 bps	38.4%
Business Services Connectivity	56.7%	- bps	56.7%
Total Connectivity & Platforms Adjusted EBITDA Margin	40.5%	10 bps	40.6%

	Three Months Ended March 31, 2024

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,446	$—	$6,446
Domestic wireless	972	—	972
International connectivity	1,033	(9)	1,024
Total residential connectivity	$8,451	($9)	$8,442
Video	7,104	(27)	7,078
Advertising	951	(4)	947
Other	1,362	(3)	1,359
Total Revenue	$17,868	($42)	$17,826

Operating Expenses
Programming	$4,405	($17)	$4,389
Non-Programming	6,611	(24)	6,587
Total Operating Expenses	$11,016	($41)	$10,975

Adjusted EBITDA	$6,852	($1)	$6,850
Adjusted EBITDA Margin	38.3%	10 bps	38.4%